EXHIBIT 2.1




                           SALE AND PURCHASE AGREEMENT

                                       FOR

                               76 PRODUCTS COMPANY

                                     BETWEEN

                         UNION OIL COMPANY OF CALIFORNIA

                                       AND

                                TOSCO CORPORATION

                                December 14, 1996



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                                TABLE OF CONTENTS

                                                                            Page

1.   Sale and Purchase of Assets.............................................  1
2.   Excluded Assets.........................................................  2
3.   Purchase Price..........................................................  3
4.   Adjustments.............................................................  4
5.   Payment of Purchase Price...............................................  4
6.   Inventory...............................................................  6
7.   Assumption of Obligations; Retained Liabilities.........................  6
8.   Related Agreements......................................................  8
9.   Permits, Contracts, Etc.................................................  9
10.  Closing.................................................................  9
11.  Conditions Precedent to Closing......................................... 12
12.  Cooperation............................................................. 14
13.  Seller's Representations and Warranties................................. 15
14.  Purchaser's Representations and Warranties.............................. 20
15.  Environmental Agreement................................................. 21
16.  Condition of Assets..................................................... 22
17.  Objections to Title; Title Insurance.................................... 22
18.  Opinions of Counsel..................................................... 23
19.  Risk of Loss............................................................ 25
20.  Termination; Remedies upon Default or Termination....................... 26
21.  Updating of Representations and Warranties; Adjustment
     of Purchase Price....................................................... 27
22.  Indemnification......................................................... 27
23.  Limitations of Liability................................................ 30
24.  Records and Assistance.................................................. 30
25.  Access to 76 Assets After Closing....................................... 31
26.  Inspections............................................................. 31
27.  Operations of the Products Company and Actions.......................... 32
28.  Publicity............................................................... 32
29.  Employees and Benefits.................................................. 32
30.  Transfer of Permits..................................................... 35
31.  Certain Tax Matters, Etc................................................ 35
32.  Bulk Sales.............................................................. 37
33.  Construction............................................................ 37
34.  Entire Agreement........................................................ 37
35.  Assignment.............................................................. 37
36.  Further Assurances...................................................... 38
37.  Payments................................................................ 38
38.  Notices................................................................. 38
39.  Counterparts............................................................ 39
40.  Waiver.................................................................. 39
41.  Amendments.............................................................. 39
42.  Time of Essence......................................................... 39
43.  Independent Decisions................................................... 39
44.  Glossary................................................................ 40

                                       i.

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                       INDEX TO ATTACHMENTS AND SCHEDULES


Attachment
    No.          Description                            Section References

  I ....... Financial Statements .......................1(a), 13(t)
  II ...... Real Property ..............................1(a), 13(e)
 III ...... Pipelines ..................................1(a), 13(f)
  IV ...... Equipment ..................................1(a), 13(h)
  V ....... [Intentionally Omitted] ....................--
  VI ...... Vessels ....................................1(a)
 VII ...... Material Contracts and Franchises ..........1(a), 13(k), 13(l)(ii)
 VIII ..... Subsidiaries and Investments ...............1(a), 13(a)(ii)
  IX ...... Inventory Determination and Settlement .....1(a), 6
  X ....... Title Exceptions ...........................1(b)
  XI ...... Shared Software License Agreement ..........2(b), 8(a)(ii)
 XII ...... Participation Payment Agreement ............3(c)
 XIII ..... Escrow Agreement ...........................5(a)
 XIV ...... Stock Purchase and Shareholder Agreement ...5(a)
  XV ...... Intellectual Property Agreement ............8(a)
 XVI ...... [Intentionally Omitted] ....................--
 XVII ..... [Intentionally Omitted] ....................--
XVIII ..... Refineries Capacities ......................11(a)(vi)(1), 13(i)
 XIX ...... [Intentionally Omitted] ....................--
  XX ...... Permits and Consents .......................13(c)
 XXI ...... Capital Projects ...........................13(g), 27
 XXII ..... Environmental Agreement ....................15
XXIII ..... Major Refinery Turnarounds and Tank Work ...27

Schedule
  No.      Description                                  Section References


 13(d) ....Seller's Breach Exceptions ..................13(d)
 13(j) ....Compliance with Laws ........................13(j)
 13(l) ....Intellectual Property .......................13(l)
 13(m) ....Actions and Proceedings .....................13(m)
 13(n) ....Labor Relations .............................13(n)
 14(c) ....Purchaser's Consents ........................14(c)
 14(d) ....Purchaser's Breach Exceptions ...............14(d)
 14(e) ....Purchaser's Action
           and Proceedings .............................14(e)
 27 .......Permitted Transactions ......................27

                                      ii.

                           SALE AND PURCHASE AGREEMENT



                  THIS AGREEMENT is made the 14th day of December, 1996, between UNION OIL COMPANY OF CALIFORNIA, a corporation of the State of California, with its principal place of business in California ("Seller"), and TOSCO CORPORATION, a corporation of the State of Nevada, with its principal place of business in Connecticut ("Purchaser").


                               W I T N E S S E T H

                  WHEREAS,   Seller  is  engaged  in  refining,   marketing  and
transportation of petroleum products through its 76 Products Company business segment ("Products Company");

                  WHEREAS, Seller desires to sell, and Purchaser desires to purchase, the business and assets constituting the Products Company, except as specifically excluded herein.

                  NOW, THEREFORE, in reliance on the representations and warranties and the mutual promises and covenants hereinafter set forth, and subject to the terms and conditions hereof, the parties hereto agree as follows:

     1. Sale and  Purchase of Assets.  (a) At the  Closing  (as defined  below),
     --------------------------------
Seller shall sell, transfer, assign and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, all of (i) the right, title and interest of Seller and Seller's affiliates in and to the businesses and assets of the Products Company (the "76 Assets") (other than Inventory described in clause
(ii) below), constituting generally the businesses and assets reflected in the Audited Financial Statements (as defined in Section 13(t)) included in Attachment I, subject to changes in the ordinary course of business, including, without limitation, the real property set forth in Attachment II hereto (the "Real Property") and the permanent structures and other improvements thereon owned or leased by Seller (the "Improvements"), the pipelines described in Attachment III hereto (the "Pipelines"), the equipment, including spare parts, set forth in Attachment IV hereto (the "Equipment"), the intellectual property owned by Seller or its affiliates and used in the business of Products Company as set forth in the schedules to Attachment XV hereto (the "Intellectual Property"), such transfer to be made in the form of an assignment or license as specified in Section 8(a), the three oceangoing vessels as described on Attachment VI (the "Vessels"), the contracts and franchises of the Products Company (the "Contracts"), including those Material Contracts set forth in Attachment VII hereto, all investments in subsidiaries and other entities included in the operations of the Products Company as set forth on Attachment

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VIII ("Subsidiaries"),  the assets,  Contracts and systems constituting Seller's credit card systems (including co-branded cards) and any other assets owned by Seller which are part of the Products Company or necessary to the conduct of its operations, including normal spare parts and service station merchandise and certain tank bottoms and linefill; and (ii) the Products Company inventories of hydrocarbons, usable catalysts and precious metals in storehouses, whether onsite or offsite, determined as provided in Attachment IX (hereinafter, the "Inventory").

     (b) Seller shall convey to Purchaser marketable fee simple title or its leasehold or other interests in and to the Real Property and the Improvements, subject only to the encumbrances and other exceptions set forth in Attachment X hereto and other encumbrances and liens, which together do not significantly adversely affect the use of the Real Property and Improvements as presently used by Seller, or otherwise as provided in Section 17 (the "Permitted Exceptions"). Purchaser shall have the right to obtain title insurance as provided in Section 17(d). Seller will use reasonable efforts, both pre-Closing and post-Closing, to resolve any curable defects in title appearing of record, and Purchaser shall cooperate in such efforts.

     (c) The Equipment and the Inventory shall be free and clear of any defect in title, and of any claim, charge, option, lien, chattel mortgage, security interest, encumbrance, reservation or restriction.

     (d) Seller shall assign to Purchaser the Contracts which are assignable, or otherwise make available the benefits thereof as provided in Section 9 hereof, and Purchaser agrees to assume, pay, perform and discharge when due Seller's obligations under the Contracts to the extent provided in Sections 7(a) and 7(b).

     (e) The assets conveyed to Purchaser by Seller hereunder shall include, without limitation, all of Seller's warranties, books, records, files and data relating to the 76 Assets.

     (f) Seller shall, after collection of its accounts receivable from the affected dealers and customers, transfer to Purchaser an amount of cash equal to the aggregate amount of dealer and customer deposits with respect to the obligations assumed by Purchaser pursuant to Section 7(a)(iii).

     (g)  Seller  shall  transfer  to  Purchaser  all  notes   receivable   from
distributors and dealers ("Self-Amortizing Notes").

     2. Excluded Assets. Notwithstanding Section 1, it is agreed that Seller is not selling, and Purchaser is not purchasing, hereunder the following assets of Seller and its Subsidiaries (the "Excluded Assets"):

     (a) Cash (except as provided in Section 1(f)) and marketable securities, whether on deposit or in transit.

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     (b) All Seller systems and software which are not used  exclusively  for or necessary for operation of the 76 Assets; provided, however, that Seller will grant a paid up, royalty free (for three years), license to use all proprietary software owned by Seller and used jointly in both the 76 Assets and Seller's other businesses on substantially the terms set forth on Attachment XI (the "Shared Software License Agreement").

     (c) Seller's confidential operating manuals and policy manuals except those useful or necessary for the operation of the 76 Assets.

     (d) Accounts and notes receivable and credit balances on accounts payable relating to the businesses conducted using the 76 Assets prior to the Closing Date; provided, however, that all amounts with respect to interest and amortization payments (if any) by distributors and dealers on Self-Amortizing Notes with respect to the period after the Closing shall be for the account of Purchaser and the right to such payments is included in the Purchase Price; provided, further that for a period of 120 days Purchaser shall cooperate with Seller in collecting receivables outstanding as of the Closing Date for the benefit of Seller, and Purchaser shall remit amounts which it receives on account of such receivables to Seller not less frequently than weekly.

     (e) Assets owned by Seller in the nature of central staff services (meaning the legal, cash management, treasury, tax, insurance, health and safety, environmental management and pension services), employee records, employee benefits funds and plans presently provided to the 76 Assets by Seller or one of its subsidiaries, including without limitation employee and other records necessary to administer payrolls and benefit and welfare plans retained by Seller and all information necessary to file tax returns; provided that Seller shall make available its information with respect to employees as specified in
Section 29.

     (f) Insurance proceeds and state underground storage tank reimbursement or other reimbursements, except claims related to tank replacement paid for by Purchaser.

     (g) Tax and fee refunds arising out of taxes and fees paid by Seller.

     (h) Seller's and its subsidiaries' employee benefit plans and all assets related thereto.

     (i)  Books  and  records   with  respect  to  Excluded   Assets,   Retained
Liabilities, employees and former employees of Seller.

     3. Purchase Price. Purchaser shall pay Seller for the Products Company the following consideration (the "Purchase Price"):

     (a) $1.4 billion in cash at closing or as set forth in Section 5 (subject to adjustment as set forth in Section 4)(the "Base Purchase Price");

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     (b) The value of the Inventory as provided in Section 6;

     (c) Up to an additional $250 million in the form of participation payments as set forth in Attachment XII (the "Participation Payment Agreement");

     (d) Assumption of certain environmental liabilities as set forth in the Environmental Agreement provided for in Section 15 below;

     (e) The outstanding principal balance on all Self-Amortizing Notes issued after the date of this Agreement in accordance with past practices and as discussed with Purchaser; and

     (f) Such additional amounts for employee severance payments as provided for in Section 29 below.

     4. Adjustments. The following items shall be apportioned between Seller and Purchaser, with Seller obligated for any charges applicable for periods on or before the Closing Date and Purchaser obligated for any charges applicable for periods after the Closing Date:

     (a) ad valorem taxes, real property taxes, personal property taxes, special assessments, direct assessments, general assessments and similar obligations (and any refunds, credits and the like) with respect to the 76 Assets;

     (b) charges for gas, electricity, water, sewerage, telephone and all other utilities;

     (c) any other charges and credits which cover a period of time which begins prior to the Closing Date and extends beyond the Closing Date; and

     (d) interest, if any, accrued on the Self-Amortizing Notes.

                  If any of the amounts to be apportioned in this Section 4 are not readily determinable as of the time of Closing, such apportionments shall, to the extent necessary, be based on Seller's and Purchaser's reasonable estimate thereof. Purchaser and Seller shall cooperate with each other in making the calculations upon which amounts are to be allocated in favor of Seller or Purchaser, as the case may be. Such apportionments made on the bases of estimates shall be recalculated as soon as possible after the availability of required information, and any overpayments or underpayments due either party shall be adjusted by suitable payments of one to the other. The parties shall cooperate to complete final apportionment within 60 days of the Closing Date, if practicable.

     5. Payment of Purchase. The Purchase  Price for the 76 Assets shall be paid
     -----------------------
as follows:

     (a) Escrow Deposit on January 15, 1997. The parties shall enter into an Escrow Agreement with Chase Manhattan Bank ("Escrow Agent") in the form attached hereto as Attachment XIII (the "Escrow Agreement") on or prior to January 15, 1997 (the "Escrow"). On January 15, 1997, Purchaser shall deposit $1.4 billion of value into the Escrow, of which at least $1.0 billion shall be cash. Instead of delivering cash for the difference between the amount so deposited and $1.4 billion, Purchaser may elect to deposit a Stock Purchase and Shareholder
Agreement (the "Shareholder Agreement") in the form attached hereto as Attachment XIV. Purchaser may deposit additional cash in the Escrow from time to time on or prior to the Closing Date. The Shareholder Agreement provides for the delivery to Seller of a number of shares of common stock of Purchaser (the "Shares") on the Closing Date which would have a Market Value (defined below) equal to the amount by which (i) the amount of cash then in the Escrow is less than (ii) the Base Purchase Price due and owing to Seller on the Closing Date pursuant to Section 3(a). However, Purchaser shall not be required to issue Shares at a Market Price of less than $45. Purchaser shall use its best efforts to obtain approval of its shareholders for the issuance of the Shares pursuant to the Shareholder Agreement and to obtain approval of the New York Stock Exchange for the listing of the Shares, subject only to official notice of issuance, on or by February 17, 1997. "Market Price" shall mean the average of the daily averages of the high and low trading prices for Purchaser's common stock reported on the New York Stock Exchange Composite tape for the ten business days preceding the Closing Date, and "Market Value" shall mean the Market Price multiplied by the number of Shares to be delivered. If Purchaser deposits the Shareholder Agreement in the Escrow, then until Purchaser deposits a total of $1.4 billion in cash, Seller shall be permitted to conduct due diligence with respect to Purchaser and its common stock. In conducting such due diligence, Purchaser shall allow Seller and its employees, agents and advisors access to Purchaser's facilities, refineries, and other physical assets, and access to the books, records, management and executives of Purchaser, to the extent Seller believes appropriate for a due diligence investigation by an prudent investor or underwriter acquiring or underwriting $400 million of common stock. Seller will execute an appropriate confidentiality agreement in connection with such due diligence.


     (b) Payments.  At Closing and thereafter  Purchaser  shall pay the Purchase
         --------
Price as  follows:

     (i)  Payments at the  Closing.  At the Closing  Purchaser  and Seller shall
          ------------------------
deliver irrevocable instructions to the Escrow Agent to deliver to Seller all of the cash in the escrow (up to the Base Purchase Price) and, if the amount of cash in the Escrow is less than the Base Purchase Price, the Shareholder Agreement. In addition, Purchaser shall deliver the number of Shares then called for under the Shareholder Agreement, if any, at the Closing. Purchaser shall deliver the other amounts due and owing in cash at the Closing by wire transfer of immediately available funds. Inventory payments shall be determined in accordance with the provisions of Section 6. At the Closing, Purchaser shall be entitled to a credit, not to exceed $5 million, against the Purchase Price in an amount equal to (A) 50 percent of the difference between the interest earned by Purchaser on the funds in the Escrow and the interest paid by Purchaser with respect thereto, and (B) 50 percent of the transaction fees incurred by

Purchaser in obtaining the funds in the Escrow (other than the transaction fees incurred by Purchaser in respect to $600 million of debt that Purchaser issues in a public offering or in a private offering designed to allow resales under Rule 144A, or if an irrevocable letter of credit is used in lieu of issuing such $600 million of debt, the issuance fees for the letter of credit, which issuance fees shall be for the account of Purchaser).


     (ii)  Payments  after  Closing.  Purchaser  shall  pay any  portion  of the
           ------------------------
Purchase Price due after the Closing in accordance with the provisions of this Agreement or other agreement covering such payment.

     6.  Inventory.  At Closing and thereafter in accordance with the provisions
         ---------
of Attachment IX, Purchaser shall pay as consideration for the Inventory an amount determined in accordance with the provisions of Attachment IX by wire transfer of immediately available funds.

     (7)   Assumption  of   Obligations;   Retained   Liabilities.
     ----------------------------------

     (a) Assumption of Obligations. Purchaser shall assume, and pay, perform and
     -----------------------------
discharge when due, any liability or obligation (i) with respect to the 76 Assets and the Contracts but only to the extent such liability or obligation arises out of or relates to the period from and after the Closing, (ii) as provided in the Environmental Agreement, and (iii) with respect to deposits and advances from customers and dealers, but only to the extent of the amount of cash transferred to Purchaser pursuant to Section 1(f) as dealer and customer deposits.

     (b) Franchise and PMPA Obligations.
         ------------------------------

     (i) Except as otherwise provided in section 7(b)(iv) below, Seller shall assign and Purchaser shall assume and discharge all existing franchise and other agreements and obligations of the Products Company with its franchisees as of the Closing Date, including obligations under the Petroleum Marketing Practices Act, as amended, 15 U.S.C. ss.ss.2801, et seq. ("PMPA"), and applicable provisions of state law (Cal. Bus. & Prof. Code ss.ss.20999, et seq.; Wash. St. ss.ss.19.100.101, et seq.; Ore. Rev. St. ss.ss.650.200, et seq., and Ore. Rev. St. ss.ss.44-01551, et seq.; Nev. Rev. St. ss.ss.597.300, et seq.; Ha. Rev. St. ss.ss.486H-I, et seq.; and Ak. Rev. St. ss.ss.45.50.800, et seq.).

     (ii) Seller has determined, in good faith and in the ordinary course of business, to withdraw from marketing motor fuel through retail outlets in the states of California, Washington, Oregon, Nevada, Arizona, Alaska and Hawaii ("Withdrawal Area") in accordance with the requirements of the PMPA. Within ten days of the date of this Agreement, Seller will provide written notice to all of its PMPA franchisees in the Withdrawal Area of such withdrawal and of the termination and non-renewal of their franchise agreements and franchise relationship with Seller. Seller shall also give all other notices required by, and otherwise comply with, PMPA and any state law not preempted by Federal law, in connection with such withdrawal and such termination and non-renewal. If the franchise agreement of any such franchisee expires prior to the effective date of such termination and non-renewal, Seller will extend the franchise agreement, or offer the franchisee an "interim franchise" in accordance with the PMPA, until such effective date. To the extent that it has the contractual and legal right to do so, Seller will also terminate or non-renew any other agreement it has with the franchisee which is related to the franchise, effective as of the effective date of termination or non-renewal of the franchise agreement. Seller will provide Purchaser with a copy of the form of the notice of termination and non-renewal, and a list of the franchisees to whom it was sent.

     (iii) Not less than seventy-five days prior to the date set forth in the notices of termination and non-renewal referenced in section 7(b)(ii) hereof, Purchaser shall: (1) in accordance with the provisions of the PMPA, 15 U.S.C. ss.2802(b)(2)(E)(iii)(II), offer, in good faith, to each franchisee leasing a retail outlet from Seller a franchise agreement of at least three years duration on terms and conditions which are not discriminatory to the franchisee as compared to franchises then currently being offered by Purchaser; and (2) offer, in good faith, to each franchisee (other than those covered by Section 7(b)(iii)(1)) a branded supply contract for motor fuel of at least three years duration on terms and conditions which are not discriminatory to the franchisee as compared to franchises then currently being offered by Purchaser. Purchaser agrees that these franchise agreements and branded supply contracts shall become effective no later than the date set forth in the notices of termination and non-renewal referenced in Section 7(b)(ii) hereof.

     (iv) Liabilities and costs associated with franchise litigation or threatened claims against Seller arising out of events prior to closing (and not covered by the next sentence of this clause (iv)) shall be the responsibility of Seller, and Seller will defend, indemnify and hold harmless Purchaser from such litigation or claims. Purchaser will defend, indemnify and hold harmless Seller from all franchise or related claims under the PMPA or state law which are brought against Seller by any person as the result of Seller's participation in the transactions contemplated hereby, including, but not limited to, claims based on future intentional acts by Seller in violation of state statutes which Purchaser and Seller contend are lawful acts because of preemption by the PMPA.

     (c) Retained  Liabilities.  The following liabilities and obligations shall
         ---------------------
be  the   responsibility   of  Seller  (the   "Retained   Liabilities"):

     (i) except as otherwise provided herein, any liability or obligation of Seller or the Subsidiaries, including without limitation any liability or obligation in respect of the 76 Assets, whether known, unknown, accrued, absolute, contingent or otherwise, which arises out of or relates to the period prior to the Closing;

     (ii)  without  limiting  the  foregoing,   environmental   liabilities  and
obligations in respect of the 76 Assets, as and to the extent provided in the Environmental Agreement;

     (iii) except as otherwise provided in Section 29 hereof, any liability or obligation for salary, wages, benefits, vacation, severance, or overhead for or on behalf of, or for any violations of law relating to the hiring, employment or termination of employment (including, without limitation, any violations of the Employee Retirement Income Security Act ("ERISA"), the Worker Adjustment and Retraining Notification Act ("WARN"), continuation coverage ("COBRA coverage") requirements of Section 4980B of the Internal Revenue Code of 1986, as amended, or Part 6 of Title I of ERISA, worker's compensation laws, and any federal, state, local or foreign laws relating to plant closings or termination of employees) of any current or former employees of Seller pertaining to their employment by Seller, and any other liability or obligation relating to any employee or former employee of Seller pertaining to their employment by Seller;

     (iv) any Taxes or levies (1) based upon the gross or net income or receipts of Seller or any of its affiliates or otherwise in the nature of an income or franchise Tax (as defined below), or (2) arising during, or relating to, any period (or portion thereof) ended on or prior to the Closing;

     (v) any liability or obligation arising out of or relating to any of the Excluded Assets; and

     (vi) liabilities and costs allocated to Seller by Section 7(b)(iv).

     (8) Related Agreements. As provided below, Seller and Purchaser shall enter
     ----------------------
into the following agreements at the Closing in connection with the transactions contemplated hereby:

     (a)  Intellectual  Property.  (i)  Seller  shall  cause to be  assigned  or
          ----------------------
licensed to Purchaser the Intellectual Property pursuant to the terms of an Intellectual Property Agreement (the "Intellectual Property Agreement") in the form attached hereto as Attachment XV;

     (ii) Seller shall cause to be provided to Purchaser the Shared Software License Agreement on the terms set forth on Attachment XI.

     (iii) to the extent it is able, Seller shall assign to Purchaser any third-party intellectual property rights it has with respect to the 76 Assets. Purchaser shall be responsible for any payments with respect thereto incurred on or after Closing; and

     (iv) Seller shall assist Purchaser in obtaining, to the extent practicable, at Purchaser's expense, any rights from independent third-parties in respect of the intellectual property not covered by Sections 8(a)(i), (ii) and (iii) above.

     (b) Services.  (i) Purchaser shall provide to Seller certain  services (the
         --------
"Purchaser Services") pursuant to one or more Purchaser Services Agreements in the form to be reasonably agreed by the parties prior to Closing (the "Purchaser

Services Agreement(s)").<F1>

     (ii) Seller shall provide, or cause its affiliates to provide, to Purchaser certain services (the "Seller Services") pursuant to one or more Seller Services Agreements in the form to be reasonably agreed by the parties prior to Closing (the "Seller Services Agreement(s)").<F2>

     9. Permits,  Contracts, Etc.. Seller shall assign to Purchaser all permits,
        --------------------------
contracts, licenses, leases (including office leases) and other similar entitlements and obligations with respect thereto relating to the 76 Assets to the extent assignable by Seller; provided, however, that if a non-assignable permit, license, lease, contract or other entitlement is material and reasonably necessary for the operation of a facility, the parties shall cooperate to provide to purchaser the benefits of such lease or contract by sublease or other mechanism, and, if it is not possible to do so, the purchase price will be adjusted if the lease or contract is material, subject to the limitations set forth in Section 21. The parties will cooperate in good faith, both before and after Closing, to obtain any Consents required.

     (10) Closing.

     (a)  Date,  Time and  Place.  The sale and  purchase  of the  assets  to be
          -----------------------
conveyed hereunder shall occur at the Closing (the "Closing"), to be held at Seller's executive offices at El Segundo, California, or such other location as Seller may designate, on the close of business, February 28, 1997. Either party may extend the Closing to a date as soon as reasonably practicable thereafter (but not later than May 30, 1997) if all closing conditions specified herein have not been satisfied or waived by February 28, 1997. As used herein the "Closing Date" shall be the actual date of the Closing, and the Closing shall be effective as of the close of business on such date. Any extensions beyond May 30, 1997 shall be upon mutual agreement of the parties.

----------

<F1> Purchaser Services to inlcude any services provided by the Products Company to other operations of Seller after the Closing Date, and which services are reasonably necessary for Seller to conduct such operations as conducted on the date of this Agreement. Purchaser to provide such services to seller on a commercially reasonable basis, and shall not be required to perform any such services to the extent such performance would unreasonably interfere with the 76 Assets.

<F2> Seller Services to include any services provided to the 76 Assets by Seller or any of its affiliates as of the date hereof which are reasonably necessary in respect of the 76 Assets or to conduct the operations of the Products Company. Seller to provide such services to Purchaser on a commercially reasonable basis.

     (b) Seller's Obligations. At the Closing, Seller shall execute and/or deliver (as the case may be) to Purchaser (or, in the case of (xii) below, Purchaser's title insurance companies) the following:

          (i) one or more grant deeds (or equivalents with covenants against grantor's acts) (the "Deed(s)") conveying Insurable and marketable title to the Real Property and Improvements owned in fee to Purchaser, subject only to the Permitted Exceptions, such Deed(s) being in recordable form for recording same in the county or counties in which the Real Property and improvements are located, and such other assignments and instruments of conveyance or transfer, in forms reasonably satisfactory to Purchaser, as may be necessary to vest in Purchaser the interest in the Real Property and the Improvements which are not owned in fee;

          (ii) a bill of sale in the form reasonably satisfactory to Purchaser ("Bill of Sale"), stock powers conveying the shares of Subsidiaries, together with the certificates evidencing such shares, an Assignment and Assumption of Contracts in the form reasonably satisfactory to Purchaser ("Assignment and Assumption"), and such other bills of sale, assignments and other instruments of conveyance and transfer, in forms reasonably satisfactory to Purchaser, as are necessary to vest in Purchaser title in and to the Inventory, Equipment and Contracts. Seller shall (or where appropriate shall cause a subsidiary to) take or cause to be taken such other steps as are required to put Purchaser in actual possession and operating control of the 76 Assets and the operations of the Products Company;

          (iii) the Intellectual Property Agreement;

          (iv) the Shared Software License Agreement;

          (v) the Seller Services Agreement(s);

          (vi) the Purchaser Services Agreement(s);

          (vii) the Environmental Agreement;

          (viii) the Participation Payment Agreement;

          (ix) the following certificates:

               (1) a certificate substantially to the effect of Sections 11(a)(i), (ii) and (iii), dated as of the Closing Date and executed by a duly authorized officer of Seller;

               (2) a certificate certifying the incumbency of any officer of Seller executing this Agreement, or any agreement, instrument or certificate delivered by Seller in connection herewith, dated as of the Closing Date and executed by a duly authorized officer of Seller;

               (3) a certificate to the effect that, as of the Closing Date, Seller is not a foreign person as defined in the Internal Revenue Code of 1986, as amended, and Income Tax Regulations, such certificate to be substantially in the form described in Treasury Regulation Section 1.1445-2(b)(2)(iii)(B) or otherwise with the requirements of
                    Section 1.1445-2(b)(2) of that regulation, dated as of the Closing Date and signed by a duly authorized officer of Seller;

          (x) the opinion of counsel of Seller described in Section 18 below;

          (xi) any and all other documents, instruments and/or certificates reasonably requested by Purchaser or otherwise contemplated by this Agreement;

          (xii)an owner's affidavit and such corporate certificates with respect to good standing, incumbency, franchise Taxes, and the authorization of the sale of the Real Property and Improvements as title insurance companies may reasonably request in order to omit requirements, exceptions and/or add affirmative coverage endorsements from or to the coverage of the fee policies being delivered at Closing with respect to all encumbrances, liens and other matters affecting the Real Property and Improvements other than the Permitted Exceptions; and

          (xiii) such documents necessary to effect the transfer of the Vessels, as required by U.S. Coast Guard regulations.

     (c) Purchaser's Obligations. At the Closing, Purchaser shall execute and/or
         -----------------------
deliver (as the case may be) to Seller the following:Purchaser's Obligations. At the Closing, Purchaser shall execute and/or deliver (as the case may be) to Seller the following:

          (i) the amounts payable at the Closing in respect of the Base Purchase Price, the Inventory and the outstanding principal balance of Self- Amortizing Notes issued after the date hereof, as set forth above;

          (ii)    the Intellectual Property Agreement;

          (iii)   the Shared Software License Agreement;

          (iv)    the Seller Services Agreement(s);

          (v)     the  Purchaser  Services  Agreement(s);

          (vi)    the  Environmental Agreement;

          (vii)   the Participation Payment Agreement;

          (viii)  the following certificates:

               (1) a certificate substantially to the effect of Sections 11(b)(i), (ii) and (iii), dated as of the Closing Date and executed by a duly authorized officer of Purchaser;

               (2) a certificate certifying the incumbency of any officer of Purchaser executing this Agreement, or any agreement, instrument or certificate executed by Purchaser in connection herewith, dated as of the Closing Date and executed by a duly authorized officer of Purchaser;

          (ix) the opinion of counsel of Purchaser described in Section 18 below; and

          (x) any and all other documents, instruments and/or certificates reasonably requested by Seller or otherwise contemplated by this Agreement.

     11.  Conditions  Precedent  to Closing.  Subject to the terms  hereof,  the
          ---------------------------------
obligations of Seller and Purchaser at the Closing are subject to the satisfaction or waiver at or prior to the Closing of each of the respective conditions set forth below.

     (a)   Conditions   to   Purchaser's   Obligations.   The   obligations   of
           -------------------------------------------  Purchaser at the Closing
are subject to the following conditions:

     (i) subject to Section 21, all representations and warranties of Seller contained in this Agreement and any agreement, instrument or certificate delivered by Seller pursuant hereto shall be true and correct in all material respects, except to the extent waived by Purchaser;

     (ii) Seller shall have performed all covenants required by this Agreement, or by any agreement, instrument or certificate delivered by Seller pursuant hereto, to be performed by it at or prior to the Closing;

     (iii) Seller shall have delivered to Purchaser all agreements, instruments, certificates and documents required to be so delivered under this Agreement or such other agreements or instruments, including without limitation those listed in Section 10(b);

     (iv) any applicable waiting periods or extensions thereof under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired;

     (v) no injunction or order shall have been issued restraining or prohibiting, nor shall there be any law or decision which would render Purchaser unable to consummate, or which would bar or substantially delay (1) any transaction contemplated by this Agreement, or (2) Purchaser's ownership or use of the 76 Assets; nor shall any governmental agency have filed an action or threatened to file an action seeking any of the foregoing;

     (vi) the following specific conditions shall have been satisfied:

                    (1) the Improvements and the Equipment shall be in such working condition that Purchaser will be able to operate the refineries included in the 76 Assets at the capacities set forth in Attachment XVIII, in compliance in all material respects with all applicable laws and Permits;

                    (2) Purchaser shall have obtained or have the benefit of all material Permits and Consents necessary for the normal operation of the 76 Assets by Purchaser;

                    (3) subject to Section 21, Purchaser's due diligence investigation in respect of the condition and the operations of the 76 Assets shall not have disclosed material adverse matters as to the 76 Assets, taken as a whole, not heretofore known by Purchaser. Purchaser agrees that it will undertake and complete its due diligence on the capacities of the major process units at the refineries by January 15, 1997, on the Condition of the refineries by February 7, 1997 and on all other matters by February 25, 1997, and notify Seller of its findings by such dates. Failure to complete such due diligence and so notify Seller by such dates shall constitute a waiver of the condition set forth in this
                         Section 11(a)(vi)(3) (but not any other provision of this Agreement); and

     (vii) as of the Closing, Purchaser shall have obtained all rights to all Intellectual Property necessary to operate the 76 Assets or conduct the operations of the Products Company.

     (b) Conditions to Seller's  Obligations.  The  obligations of Seller at the
         -----------------------------------
Closing  are  subject  to  the  following   conditions:

     (i) all representations and warranties of Purchaser contained in this Agreement and any agreement or instrument delivered by Purchaser pursuant hereto shall be true and correct in all material respects, except to the extent waived in writing by Seller;

     (ii) Purchaser shall have performed all covenants required by this Agreement, or by any agreement, instrument or certificate delivered by Purchaser pursuant hereto, to be performed by it at or prior to the Closing;

     (iii) Purchaser shall have delivered to Seller all agreements, instruments, certificates and documents required to be so delivered under this Agreement or such other agreements or instruments, including without limitation those listed in Section 10(c);

     (iv) any applicable waiting periods or extensions thereof under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired;

     (v) no injunction or order shall have been issued restraining or prohibiting, nor shall there be any law or decision which would render Seller unable to consummate, or which would bar or substantially delay, any transaction contemplated by this Agreement; nor shall any governmental agency have filed an action or threatened to file an action seeking any of the foregoing;

     (vi) all governmental approval, decision or permit required to complete the transactions contemplated by this Agreement shall have been obtained; and

     (vii) If Seller is entitled to receive Shares under the Escrow Agreement, there shall not have occurred a material adverse change in the financial condition of Purchaser after the date of its most recent publicly available financial statements, and Purchaser's independent accountants shall not have qualified their opinion to Purchaser's audited financial statements on a "scope of audit" or "going concern" basis.

     12.  Cooperation.  From the date  hereof  until  the  Closing,  Seller  and
          -----------
Purchaser shall work together in the spirit of continuing cooperation to (a) cause the conditions to Closing set forth in Section 11 to be satisfied as quickly as is reasonably possible, and (b) obtain any Consent (as defined below) required by Seller or Purchaser to consummate the transaction contemplated by this Agreement, or otherwise in connection with Purchaser's ownership of the 76 Assets or its proposed business operations.

     13. Seller's  Representations and Warranties.  In order to induce Purchaser
         -----------------------------------------
to enter into this Agreement, Seller, for itself and the Subsidiaries, hereby warrants and represents to Purchaser that:

     (a)  Organization.  (i) Seller is a  corporation  duly  organized,  validly
          -------------
existing and in good standing under the laws of the State of California and has the corporate power and authority to own, lease and operate the 76 Assets and to conduct its business operations.

     (ii) To Seller's knowledge, each of the Subsidiaries listed in Attachment VIII is duly organized, validly existing and in good standing under the laws of the state of its respective organization, and has the corporate power and authority to own its assets and conduct its operations. Seller owns the equity interests in the Subsidiaries set forth in Attachment VIII subject to no lien, encumbrance or option in favor of any third party.

     (b) Authority; Enforceability. Seller has the corporate power and authority
         --------------------------
(i) to execute and deliver this Agreement and each agreement and instrument delivered or to be delivered by Seller pursuant hereto, and to carry out its obligations hereunder and thereunder and (ii) to own or lease and operate the 76 Assets and to conduct its business. The execution, delivery and performance of this Agreement and each agreement and instrument delivered or to be delivered pursuant hereto by Seller, and the consummation of the transactions provided for hereby and thereby, have been duly authorized and approved by all requisite corporate action of Seller and no other corporate act or proceeding on the part of Seller or its affiliates or shareholders is necessary to authorize the execution, delivery or performance of this Agreement or of such other agreements and instruments, or the transactions contemplated hereby or thereby; and each of this Agreement and such agreements and instruments is, or upon its execution and delivery will be, legal, valid, binding and enforceable against Seller in accordance with its respective terms. Neither Seller nor any of its affiliates has any contractual obligation, to sell, lease or otherwise transfer, directly or indirectly, the 76 Assets or any part thereof to any person other than Purchaser or as permitted by Section 27.

     (c) Permits and  Consents.  To Seller's  knowledge,  Attachment  XX and the
         ----------------------
schedules to Attachment XXII hereto set forth an accurate and complete list of all permits, licenses, approvals and authorizations required under federal, state, local and foreign laws, rules, regulations, orders, licenses, decrees or judgments necessary for the operation of the Products Company ("Permits"). Except as set forth on Attachment XX and the schedules to Attachment XXII hereto, to Seller's knowledge no consent, waiver, approval, authorization, exemption, registration, license or declaration ("Consent") of or by, or filing with, any other person is required with respect to Seller or any of its affiliates in connection with the execution, delivery or enforceability of this Agreement or any agreement or instrument delivered pursuant hereto by Seller, and or the consummation of any of the transactions provided for hereby or thereby, other than (i) those for which any adverse consequences arising out of the failure to obtain such Consent or to make such filing are not significant, individually and in the aggregate, to the 76 Assets and/or the operations of the Products Company, and (ii) filings made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.


     (d) No Breach.  Except as set forth on Schedule  13(d),  the  execution and
         ----------
delivery of this Agreement and each agreement and instrument delivered or to be delivered pursuant hereto by Seller, and the consummation of the transactions provided for hereby and thereby and the compliance by Seller with any of the provisions hereof or thereof does not and will not (i) violate, or conflict with, or result in a breach of, any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien upon any of the Real Property, Improvements, Inventory, Equipment, Pipelines, Intellectual Property or Contracts under, any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of Seller or similar charter documents of any Subsidiary or under any Material Contract (as defined in Section 13(k)) or other agreement, instrument or obligation to which Seller is a party, or by which the facility or any of the operations of the Products Company is otherwise bound, or
(ii) violate any order, injunction, statute, rule or regulation, or (iii) trigger any rights of first refusal, or any buy/sell or similar rights.

     (e) Real  Property.  Attachment  II sets forth the  address of each item of
         ---------------
Real Property and the nature and extent of Seller's ownership interest therein. Seller has Insurable and marketable title in fee simple to the Real Property and Improvements indicated thereon as owned in fee, which at Closing will be subject only to the Permitted Exceptions, and the Deed(s) thereto will be in recordable form with respect to all of such Real Property and Improvements therein described. With respect to any Real Property or Improvements which is under lease to Seller, such Attachment identifies the address, the landlord and the date and terms of the lease; and, except as indicated in such Attachment, all such leases are valid and are in full force and effect and are enforceable in accordance with their terms, no material defaults exist with respect thereto, are Insurable leasehold interests, and all such leases may be assigned and/or sublet to Purchaser without the consent of the lessor thereunder or any third party. With respect to any other interest in real property included in the Products Company, such Attachment sets forth a description of such Real Property, its owner, and the terms and conditions of use. To the best of Seller's knowledge, other than as listed in Attachment II or Attachment III, there are no material easements, covenants, restrictions, rights-of-way or other interests or rights reasonably necessary for the operations of the Products Company. The easements, rights-of-way and other interests and rights described in such Attachment are valid and are in full force and effect and are enforceable in accordance with their terms, and may be assigned or otherwise transferred to Purchaser without the Consent of any third party, except as noted in said Attachment.

     (f) Pipelines.  Attachment III sets forth a list of the pipelines which are
         ---------
included in the 76 Assets. To the best of Seller's knowledge, other than as listed in Attachment III and other than Permitted Exceptions, Seller has all material easements, covenants, restrictions, rights-of-way or other interests or rights that are reasonably necessary for the operation of the Pipelines as conducted by Seller in 1996. Except as set forth on Attachment III, Seller has, and as of the Closing Purchaser will have, title to the equipment constituting the Pipelines free and clear of all liens and encumbrances other than Permitted Exceptions.

     (g) Capital Projects. Attachment XXI identifies and describes in reasonable
         -----------------
detail all major capital projects pending or planned at or in respect of the 76 Assets in calendar year 1997, including the estimated final completion date and estimated final cost thereof.

     (h)  Equipment.  Attachment  IV  identifies  each major  item of  equipment
          ---------
relating to the 76 Assets, including a general description of related spare parts, and provides a summary description of each material item thereof, and except as indicated in Attachment IV, Seller has, and as of the Closing Purchaser will have, title to such Equipment, free and clear of all liens and encumbrances.

     (i) Refineries Capacities;  Condition.  The capacities of the refineries of
         ----------------------------------
the Products Company are set forth in Attachment XVIII. The condition of the 76 Assets, taken as a whole, is generally consistent with their respective ages and stages of useful life (repair cycle).

     (j)  Compliance  with Laws. To Seller's  knowledge,  except as set forth on
          ----------------------
Schedule 13(j), Seller and each of its affiliates is in compliance in all material respects with all Permits, judgments, orders, injunctions, statutes, rules, regulations and other legal requirements (other than Environmental Laws) applicable to, or required in connection with, the 76 Assets or the operations of the Products Company. Except as set forth in said Schedule, Seller has not received (whether directly or indirectly) since January 1, 1996, any notice of material violation of any such Permit, judgment, order, injunction, statute, rule, regulation or other legal requirement.

     (k) Contracts. (i) Attachment VII contains an accurate and complete list of
         ----------
all Material Contracts of the Products Company, including without limitation any Material Contracts relating to any of the 76 Assets or by which the 76 Assets are bound.

     (ii) Except as specifically disclosed in Attachment VII, (1) all of the Material Contracts are valid and are in full force and effect and are enforceable in accordance with their terms, (2) to Seller's knowledge, no material defaults exist with respect thereto, nor has any event occurred which, with the lapse of time or the giving of notice, or both, would constitute a default under any Material Contract, except where neither such a default nor the loss of such Contract would have a material adverse effect upon the 76 Assets or any of the operations of the Products Company, (3) all such Material Contracts may be assigned to Purchaser without the Consent of any third party, and (4) to the best of Seller's knowledge, there exists no material dispute with any other party with respect to any such Material Contract.

     (iii) As used herein, "Material Contract" means a Contract which involves the purchase, sale or lease of goods, services or property for $1 million or more and is not terminable without penalty prior to June 30, 1997.

     (1)  Intellectual  Property.  (i) To Seller's  knowledge,  the schedules to
          ----------------------
Attachment XV contain an accurate and complete list of all Intellectual Property owned by Seller and its affiliates which is used in, and is material to, the business of Products Company. To Seller's knowledge, without independent investigation, (A) such Intellectual Property does not infringe upon any patent, trademark or service mark, or misappropriate any trade secret, of any third party (and, except as disclosed on Schedule 13(l), Seller is not aware of any assertions made by any third party alleging such an infringement or misappropriation), and (B) Seller's right to use such Intellectual Property is valid and such Intellectual Property is not being infringed upon or misappropriated by any third party. Except as disclosed on Schedule 13(l), to Seller's knowledge, Seller and its affiliates have the right to assign their respective right, title and interest in and to, or to license the right to use, the Intellectual Property to Purchaser in accordance with the terms of the
Intellectual   Property   Agreement.

     (ii) To Seller's knowledge, without independent investigation, with respect to any intellectual property owned by a third party and licensed or sublicensed to Seller or its affiliates under a Contract set forth on Attachment VII, (A) such Contract grants to Seller or its affiliate, as licensee or sublicensee, as the case may be, the right to use such intellectual property as it is currently being used in connection with the business of Products Company, (B) such Contract is valid, binding, in full force and effect and enforceable against such third party licensor or sublicensor in accordance with its terms, and (C) such intellectual property is valid and is not being infringed upon or misappropriated by Seller or its affiliates. Except as disclosed on Schedule 13(l), to Seller's knowledge, all such Contracts (relating to the license or sublicense of intellectual property from a third party to Seller or its affiliates) may be assigned or sublicensed to Purchaser without the consent of any third party.

     (m) Actions  and  Proceedings.  (i) Except as set forth on Schedule  13(m),
         -------------------------
there is no action, suit, proceeding or claim pending, or, to Seller's knowledge, threatened against Seller or any of its affiliates, whether or not the defense thereof or liability in respect thereof is covered by policies of insurance, involving or affecting the 76 Assets or the operations of the Products Company and seeking (A) compensation in an amount in excess of $250,000 in each case, or $1,000,000 in the aggregate, (B) compensation in an unspecified amount, (C) relief or redress under Environmental Laws; or (D) any injunctive relief, except for such injunctive relief that if granted would be immaterial, individually and in the aggregate, to the 76 Assets and/or the operations of the Products Company, nor is there any basis known to Seller for any such action, suit, proceeding or claim; and there are no decrees, injunctions, liens or orders of any court or governmental department or agency outstanding against Seller relating to or affecting the 76 Assets or the operations of the Products Company.

     (ii) To Seller's knowledge, except as set forth on Schedule 13(m), no action, suit, proceeding or claim is pending or threatened seeking to restrain or prohibit this Agreement, or any agreement, instrument or transaction contemplated hereby, or to obtain damages, a discovery order or other relief in connection with this Agreement or any such agreement, instrument, or transaction contemplated hereby.

     (n)  Employee  Relations.  Except as set  forth on  Schedule  13(n),  since
          -------------------
January 1, 1996 there has not occurred, or to Seller's knowledge been seriously threatened, any strikes, slowdowns, picketing, work stoppages or other similar labor activities with respect to employees employed at the 76 Assets or in connection with Seller's business operations thereat.

     (o) Ordinary  Course.  Since  October 1, 1996,  except as permitted by this
         ----------------
Agreement, the 76 Assets have been used, operated and held by Seller only in the ordinary course of business.

     (9) Brokers.  All negotiations  relating to this Agreement,  the agreements
         -------
and instruments delivered pursuant hereto, and the transactions contemplated hereby and thereby have been carried on without the intervention of any person acting on behalf of Seller or its affiliates (other than Goldman, Sachs & Co.) in such manner as to give rise to any valid claim against Purchaser for any broker's or finder's fee or similar compensation in connection with the transactions contemplated hereby or thereby. Seller agrees to pay and to indemnify fully, hold harmless and defend Purchaser and its affiliates from and against, and pay, any claims by Goldman, Sachs & Co. or any other person alleging a right to a broker's or finder's fee based upon any actions of Seller or its affiliates.

     (q) Solvency.  Seller is solvent, is not in the hands of a receiver, nor is
         ---------
any application of receivership pending and no proceedings are pending by or against it for bankruptcy or reorganization in any state or federal court.

     (r)  Disclosure.  No  representation  or  warranty  made by  Seller in this
          ----------
Agreement or in any agreement, instrument or schedule required hereunder contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein and therein not false or misleading.

     (s)  Returns.  Seller has filed (or will cause to be filed) all  Non-Income
          --------
Tax Returns (as defined in Section 31(j)) that are required to be filed with respect to the 76 Assets or the Products Company through the Closing Date, and, to the best of Seller's knowledge, such Returns are (and will be) true, correct and complete in all material respects and were (and will be) prepared in conformity with all applicable laws and regulations subject to Section 13(t) below, has paid (or will pay when due) all Taxes due on such Returns as owing which are attributable to any taxable period or portion thereof that ends on or before the Closing Date.


     (t)  Financial  Statements.  Attachment  I contains  the audited  financial
          ---------------------
statements of the Products Company consisting of its consolidated balance sheet as of December 31, 1995 and September 30, 1996, and the related consolidated statements of operations, cash flows and parent company investment for the years ending December 31, 1994 and 1995 and for the nine months ended September 30, 1996, and the report thereon of Coopers & Lybrand L.L.P. (the "Audited Financial Statements"). The Audited Financial Statements fairly present the financial condition and results of operations of the Products Company at the dates and for the periods indicated in accordance with generally accepted accounting principles ("GAAP") as described in the footnotes thereto.

     14. Purchaser's  Representations and Warranties.  In order to induce Seller
         --------------------------------------------
to enter into this Agreement, Purchaser hereby warrants and represents to Seller that:

     (a)  Organization.  Purchaser  is a  corporation  duly  organized,  validly
          -------------
existing   and  in   good   standing   under   the   laws   of  the   State   of
Nevada.

     (b)  Authority;  Enforceability.  Purchaser  has the  corporate  power  and
          ---------------------------
authority (i) to execute and deliver this Agreement and each agreement and instrument delivered or to be delivered by Purchaser pursuant hereto, and to carry out its obligations hereunder and thereunder and (ii) to own or lease and operate the 76 Assets and to conduct its business. The execution, delivery and performance of this Agreement and each agreement and instrument delivered or to be delivered pursuant hereto by Purchaser, and the consummation of the transactions provided for hereby and thereby, have been duly authorized and approved by all requisite corporate action of Purchaser and no other corporate act or proceeding on the part of Purchaser or its affiliates or shareholders is necessary to authorize the execution, delivery or performance of this Agreement or of such other agreements and instruments, or of the transactions contemplated hereby or thereby; and each of this Agreement and such agreements and instruments is, or upon its execution and delivery will be, legal, valid, binding and enforceable against Purchaser in accordance with its respective terms.

     (c)  Consents.  Except  as set  forth on  Schedule  14(c),  to  Purchaser's
          ---------
knowledge, no Consent of or by, or filing with, any other person is required with respect to Purchaser or any of its affiliates in connection with the execution, delivery or enforceability of this Agreement or any agreement or instrument delivered or to be delivered or to be delivered pursuant hereto by Purchaser, or the consummation of any of the transactions provided for hereby or thereby, other than (i) those for which any adverse consequences arising out of the failure to obtain such Consent or to make such filing are immaterial, individually and in the aggregate, to the 76 Assets and/or the operations of the Products Company, (ii) filings made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (iii) approval of Purchaser's shareholders for the issuance of any shares of Purchaser pursuant to Section 5(a).

     (d) No Breach.  Except as set forth on Schedule  14(d),  the  execution and
        -----------
delivery of this agreement and each agreement and instrument delivered or to be delivered pursuant hereto by Purchaser, and the consummation of the transactions provided for hereby and thereby and the compliance by Purchaser with any of the provisions hereof or thereof does not and will not (i) violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required under, any of the terms, conditions or provisions of the Certificate of Incorporation or By-laws of Purchaser or (ii) violate any order, injunction, statute, rule or regulation, or (iii) trigger any rights of first refusal, or any buy/sell or similar rights.

     (e) Actions and Proceedings.  To Purchaser's knowledge, except as set forth
         -----------------------
on Schedule 14(e), no action, suit, proceeding or claim is pending or threatened seeking to restrain or prohibit this Agreement, or any agreement, instrument or transaction contemplated hereby, or to obtain damages, a discovery order or other relief in connection with this Agreement or any such agreement, instrument, or transaction contemplated hereby.

     (f) Brokers.  All negotiations  relating to this Agreement,  the agreements
         -------
and instruments delivered pursuant hereto, and the transactions contemplated hereby and thereby have been carried on without the intervention of any person acting on behalf of Purchaser or its affiliates in such manner as to give rise to any valid claim against Seller for any broker's or finder's fee or similar compensation in connection with the transactions contemplated hereby or thereby. Purchaser agrees to pay and to indemnify fully, hold harmless and defend Seller and its affiliates from and against, and pay, any claims by any person alleging a right to a broker's or finder's fee based upon any actions of Purchaser or its affiliates.

     (g) Solvency.  Purchaser is solvent, is not in the hands of a receiver, nor
         --------
is any application of receivership pending and no proceedings are pending by or against it for bankruptcy or reorganization in any state or federal court.

     (h)  Disclosure.  No  representation  or warranty made by Purchaser in this
          ----------
Agreement or in any agreement or instrument delivered pursuant hereto, or in any schedule, written statement or certificate furnished to Seller in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein and therein not false or misleading.

     15.  Environmental  Agreement.  Seller and  Purchaser  shall enter into the
          ------------------------
Environmental Agreement in the form of Attachment XXII (the "Environmental Agreement") at Closing. The parties intend that the Environmental Agreement shall be the sole and exclusive statement of the representations, warranties, covenants, agreements and indemnities with respect to Environmental Laws and the

Release of Hazardous Substances (as defined in the Environmental Agreement).

     16. Condition of Assets.
         --------------------

         EXCEPT AS OTHERWISE SET FORTH HEREIN: ALL EQUIPMENT AND IMPROVEMENTS TO BE CONVEYED HEREUNDER WILL BE CONVEYED ON AN "AS IS," "WHERE IS," AND "WITH ALL FAULTS" BASIS AT THE CLOSING; AND SELLER MAKES NO WARRANTIES, EXPRESS OR IMPLIED, CONCERNING THE PHYSICAL CONDITION, UTILITY OR OPERABILITY OF THE EQUIPMENT OR IMPROVEMENTS (OTHER THAN SELLER'S INVENTORY), INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR PARTICULAR OR ORDINARY USES OR PURPOSES.

     17. Objections to Title; Title Insurance. (a) Purchaser may, after the date
         ------------------------------------
hereof, (A) order an examination of title to the Real Property, and (B) procure property searches with respect to the Improvements, Inventory, Pipelines and Equipment, and (i) at Purchaser's sole option, order an as-built survey (the "Survey") from a reputable surveying firm, complying with current ALTA/ACSM standards, showing the Real Property, the material Improvements, easements, licenses, rights-of-way and any other material recorded or unrecorded interest in respect of the Real Property, reasonably acceptable to Purchaser. The cost of any examination or search by Purchaser hereunder and title insurance shall be paid by Purchaser. Seller shall cooperate with Purchaser and its authorized representatives in respect of any examination, search or survey hereunder and, to the extent available, deliver to Purchaser all existing title insurance reports, copies of deeds, Tax bills and surveys relating to the Real Property, the Improvements and the Pipelines.

     (b) If (i) any material defect appears in such report or search, which is not a Permitted Exception or any survey reveals (ii) (A) any state of facts which is materially adverse to Purchaser's use of the Real Property or the Pipelines, access to all public roads, waterways, loading facilities, utilities, pipelines and other services and improvements necessary to, or otherwise used for the benefit of, the 76 Assets, (B) any encroachments onto the Real Property, projections off of the Real Property by the Improvements, or encroachments onto the Real Property by structures not intended to be conveyed to Purchaser hereby, or the violation of applicable zoning or set back requirements of the Improvements, (C) any encroachment onto any easements or rights-of-way by the Improvements, including encroachments onto otherwise acceptable Permitted Exceptions, or (D) any gaps, overlaps or easements along the record lines and the lots comprising the Real Property or on which the Pipelines are located, or within the property lines (each matter referred to in clause (i) or (ii), a "Reported Encumbrance"), Purchaser shall give written notice of such Reported Encumbrance to Seller within a period ending on the later of January 15, 1997 or 10 business days after receiving the title report, Survey or other written notice thereof (or any update or revision thereto). Seller shall have 30 days following such notice in which to cure such Reported Encumbrance to Purchaser's reasonable satisfaction, and if the Reported Encumbrance is not cured within such period, then the provisions of Section 21 shall be applicable thereto as if it were an amendment to Seller's representations and warranties.

     (c) If Seller cures any Reported Encumbrance to Purchaser's reasonable satisfaction pursuant hereto, or if Purchaser fails to notify Seller thereof in accordance with Section 17(b), then such Reported Encumbrance shall be deemed a Permitted Exception for all purposes hereof.

     (d) Title Insurance. The title to the portion of the Real Property and Improvements owned by Seller in fee or leased by Seller and that is conveyed to Purchaser hereunder shall be insurable (in the amount of the Purchase Price allocated to such Real Property) at regular rates, subject only to the Permitted Exceptions, by nationally recognized title insurance companies authorized to do business in the state where the Real Property is located acceptable to Purchaser ("Insurable") pursuant to such coinsurance and/or reinsurance title policies which Purchaser reasonably deems appropriate, which shall be at Purchaser's cost and expense. Any such reinsurance title policies, as referenced in the immediately preceding sentence, shall contain direct access provisions reasonably acceptable to Purchaser.

     18. Opinions of Counsel.
         -------------------

     (a) Counsel for Seller.  Seller  shall  deliver to Purchaser at the Closing
         ------------------
the opinion of Dennis P.R. Codon, Esq., Vice President and General Counsel for Seller, supplemented by opinions of designated counsel as appropriate, dated the Closing Date and substantially to the effect that:

     (i) Seller is duly organized, validly existing and in good standing under the laws of the State of California and is duly qualified and in good standing in California and in other jurisdictions where the ownership of the 76 Assets, or the conduct of the operations of the Products Company, requires it to be so qualified;

     (ii) Seller has full corporate power and authority to enter into this Agreement and each of the agreements specifically provided herein (together, the "Seller's Agreements"), and to perform its obligations hereunder and thereunder;

     (iii) Each of the Seller's Agreements delivered pursuant hereto by Seller has been duly executed and delivered by Seller;

     (iv) The execution, delivery and performance by Seller of each of the Seller's Agreements by Seller will not result in any breach of Seller's Articles of Incorporation or Bylaws;

     (v) Each of the Seller's Agreements is, and in combination are, or will be, valid agreements and obligations of Seller and legally binding upon it, except as the same may be limited by or subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors' rights generally or by general principles of equity;

     (vi) To such counsel's knowledge, there is no action, suit, proceeding or claim pending or threatened against or relating to Seller which is reasonably likely to prevent the carrying out of this Agreement or the agreements or instruments delivered pursuant hereto, or the transactions contemplated hereby or thereby, declare any such transactions unlawful, or cause such transactions to be rescinded.

     (b) Counsel for Purchaser. Purchaser shall deliver to Seller at the Closing
         ---------------------
an opinion of Wilkes McClave III, Esq., counsel for Purchaser, as supplemented by opinions of designated counsel as appropriate, dated the Closing Date and substantially to the effect that:

     (i) Purchaser is duly organized, validly existing and in good standing under the laws of the State of Nevada and has the corporate power to own all of its properties and assets and to carry on its business as conducted immediately prior to the Closing, and is duly qualified and in good standing in California;

     (ii) Purchaser has full corporate power and authority to enter into this Agreement and each of the other agreements specifically contemplated hereby (collectively, the "Purchaser's Agreements"), and to perform its obligations hereunder and thereunder;

     (iii) Each of the Purchaser's Agreements deliver pursuant hereto by Purchaser has been duly executed and delivered by Purchaser;

     (iv) The execution, delivery and performance by Purchaser of each of the Purchaser's Agreements will not result in any breach of Purchaser's Certificate of Incorporation or By-laws;

     (v) Each of the Purchaser's Agreements is, and in combination are, or will be, valid agreements and obligations of Purchaser and legally binding upon it, except as the same may be limited by or subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors' rights generally or by general principles of equity;

     (vi) To such counsel's knowledge, there is no action, suit, proceeding or claim pending or threatened against or relating to Purchaser which is reasonably likely to prevent the carrying out of this Agreement or the agreements or instruments delivered pursuant hereto, or the transactions contemplated hereby or thereby, declare any such transactions unlawful, or cause such transactions to be rescinded.

     19. Risk of Loss.  (a) If a Material  Loss Event (as defined  below)  shall
         ------------
occur prior to Closing, Seller shall immediately notify Purchaser and provide a detailed report and the parties shall proceed as follows:

     (i) If it appears the damage can reasonably be repaired within 60 days, Seller shall immediately commence preparation to effect such repairs and the Closing shall be delayed until the repairs are completed; provided, however, either party, in turn, may promptly notify the other that it wishes to close the transaction without such delay but with a reduction in the Purchase Price reflecting the diminution in value caused by the damage. In such event, the parties will negotiate in good faith an adjustment to the Purchase Price reflecting the diminution in value caused by the Material Loss Event. If they are unable to reach agreement, Seller shall complete the repairs in the required time and the Closing shall be delayed until the repairs are completed.

     (ii) If it appears repairs can not reasonably be completed within 60 days, Seller shall immediately commence preparation to effect such repairs and the parties shall negotiate in good faith an adjustment to the Purchase Price to reflect the diminution in value of the 76 Assets caused by the damage. Either party shall have the right to delay the date of Closing for up to 60 days (or such shorter time as is necessary to remedy the loss). If the parties are not able to agree on a reasonable price adjustment by the extended Closing Date, Purchaser may terminate the transaction, amounts in the escrow account will be returned to Purchaser, and both parties shall be released from the transaction with no penalty.

     (iii) In the event of destruction, damage, or other casualty of the 76 Assets prior to Closing which does not constitute a Material Loss Event, or in the event of a taking of less than a Material portion thereof (in each case, as defined below), Seller shall promptly notify Purchaser and provide a detailed report thereof. In such event, Purchaser's obligation to close hereunder shall not be affected, but Purchaser and Seller shall negotiate in good faith a reduction in the Purchase Price to fairly reflect any diminution in value of the 76 Assets in excess of $5 million per event represented by the destruction, damages, or other casualty. Seller may, in the alternative, delay the Closing for up to 90 days (or such shorter time as is necessary to remedy the loss) and rebuild, repair, replace or otherwise remedy the loss event, in which case there shall be no reduction of the Purchase Price.

For purposes of this Section 19 only, a "Material Loss Event" shall be damage and probable loss caused by fire, explosion, earthquake, breakdown of equipment, environmental release that significantly adversely affects the operations of a major facility, or other casualty to all or a portion of the 76 Assets, or a taking of a material portion of the 76 Assets (for Real Property, more than 10% of the area of the Real Property is so taken), for which the estimated diminution in value (without taking into account any insurance or third party contributions) is reasonably estimated to be more than One Hundred Million Dollars ($100,000,000 million).

     20. Termination; Remedies upon Default or Termination.
         -------------------------------------------------

     (a) Default by Seller.  Except as provided in Sections 20(c),  (d), (e) and
         -----------------
(f) below, if Seller fails or refuses to close pursuant to this Agreement by the appropriate date of Closing as provided in Section 10 for any reason other than Purchaser's material breach (including without limitation, Purchaser's material failure to cooperate with Seller to cause the closing conditions to be satisfied), Purchaser shall be entitled to reimbursement for its reasonable out-of-pocket costs paid in furtherance of this Agreement and the transactions contemplated hereby, including reasonable attorneys' fees, and its damages for such breach (subject to the limitations of Section 23(d)).

     (b) Default by Purchaser. Except as provided in Section 20(f), if Purchaser
         --------------------
fails or refuses to close pursuant to this Agreement by the appropriate date of Closing as provided in Section 10 for any reason other than Seller's material breach (including without limitation, Seller's material failure to cooperate with Purchaser to cause the closing conditions to be satisfied), Seller shall be entitled to reimbursement of its reasonable out-of-pocket costs paid in furtherance of this Agreement and the transaction contemplated hereby, including reasonable attorneys' fees, and its damages for such breach (subject to the limitations of Section 23(d)).

     (c) Failure to Fund Escrow.  If Purchaser  fails to make the deposits  into
         -----------------------
the Escrow on January 15, 1997, as required by Section 5, Purchaser or Seller may terminate this Agreement and Purchaser shall pay $20 million to Seller by wire transfer of immediately available funds, and that shall be the sole and exclusive remedy of Seller.

     (d) Failure to Obtain  Shareholder  Approval.  If  Purchaser  has failed to
         -----------------
deposit an amount in cash equal to the Base Purchase Price into the Escrow, and if the Shareholders of Purchaser fail to approve the issuance of the Shares by February 28, 1997 (or March 14, 1997, if the SEC reviews Purchaser's proxy materials for its meeting of shareholders), Seller may terminate this Agreement and Purchaser will pay $20 million to Seller. If Purchaser has made deposits into the Escrow, Purchaser and Seller shall give instructions to the Escrow Agent to deliver $20 million to Seller and the remainder of the Escrow to Purchaser. If Purchaser has not made any deposit into the Escrow, Purchaser shall pay Seller by wire transfer of $20 million in immediately available funds. Receipt of $20 million hereunder by Seller shall be the sole and exclusive remedy of Seller.

     (e) Purchaser Stock Price. If the Market Price is less than $45,  Purchaser
         ----------------------
may elect to issue Shares in accordance with the Shareholder Agreement. If Purchaser does not elect to issue sufficient Shares in accordance with the Shareholders Agreement such that the Market Value is at least equal to the difference between the Base Purchase Price and the amount of cash deposited in the Escrow, Seller may elect to terminate this Agreement upon payment to Purchaser of a termination fee of $20 million. If Purchaser elects to issue sufficient Shares in accordance with the Shareholder Agreement such that the Market Value is at least equal to the difference between the Base Purchase Price and the amount of cash deposited in the Escrow, and if Seller determines in good faith that there has been a material adverse change in the financial condition of Purchaser, then Seller may elect to terminate this Agreement by paying to Purchaser a termination fee of $20 million. Payment and receipt of $20 million shall be the sole and exclusive remedy of both parties.

     (f) Other  Termination.  If Seller and Purchaser are unable to close by May
         ------------------
30, 1997 pursuant to the terms of this Agreement for any reason other than as provided above despite Purchaser's and Seller's mutual cooperation in all material respects to cause the closing conditions to be satisfied, if Purchaser or Seller elects to terminate the Agreement pursuant to Section 21, or if Seller and Purchaser otherwise agree in writing to terminate this Agreement before the Closing, this Agreement shall terminate and that shall be the sole and exclusive remedy of both parties.

     21.  Updating of  Representations  and  Warranties;  Adjustment of Purchase
          ----------------------------------------------------------------------
Price. Each party may amend the schedules or disclosure Attachments referred to in its representations and warranties as set forth herein at any time up to five
(5) business days prior to Closing, and each party will advise the other if it determines that the representations or warranties of the other are not true and correct in any material respect. The failure by a party to advise the other when such party knows a representation and warranty of the other is not true or is incorrect shall constitute a waiver thereof by such party. If a party amends the schedules to representations and warranties as set forth herein, or if either party determines that there is a breach of any representation or warranty and such breach is not cured, Purchaser and Seller shall negotiate in good faith on an appropriate adjustment to the Purchase Price for the 76 Assets. In such event: (A) if the parties agree to an adjustment to the Purchase Price within five (5) business days, the subject schedules to the representations and warranties will be deemed amended for all purposes hereof, and (B) if the parties cannot agree upon an adjustment to the Purchase Price within five (5) business days, and if the amendment or breach is material, then the counter party to the party making the amendment or committing the breach may elect (i) to terminate this Agreement under the provisions of Section 20(f), or (ii) waive any breach hereunder, or accept such amendment, and continue with the Closing. Notwithstanding the foregoing, the Purchase Price shall not be reduced unless the sum total of the agreed upon adjustments exceeds $30 million.

     22. Indemnification.
         ---------------

     (a) Indemnification by Seller. From and after the Closing, Seller agrees to
         -------------------------
pay and indemnify fully, hold harmless and defend Purchaser and its officers, directors, employees, shareholders and representatives from and against any and all claims based upon Damages (as defined in (d) below), whether based on negligent acts or omissions, statutory liability, strict liability or otherwise, arising out of, resulting from or relating to:
relating to:

     (i) any inaccuracy or breach as of the Closing Date of any representation or warranty of Seller contained in this Agreement or any agreement, instrument or certificate delivered by Seller pursuant hereto and made at or as of the Closing Date (other than the representations concerning environmental matters, the sole remedy for which is set forth in the Environmental Agreement), or of any covenant or agreement of Seller contained in this Agreement or any such agreement or instrument;

     (ii) Retained Liabilities, including without limitation any liability or obligation in respect to the 76 Assets or the operations of the Products Company prior to the Closing (subject in the case of environmental matters to the provision of the Environmental Agreement);

     (iii) Taxes in any manner relating to the 76 Assets or the operations of the Products Company and attributable to any taxable period or portion thereof that ends on or before the Closing Date; or

     (iv) any claim by any securityholder of Seller's securities based on any action taken or disclosure made or omitted by Seller.

     (b)  Indemnification  by Purchaser.  From and after the Closing,  Purchaser
          -----------------------------
agrees to pay and to indemnify fully, hold harmless and defend Seller and its officers, directors, employees and representatives from and against any and all claims based upon Damages, whether based on negligent acts or omissions, statutory liability, strict liability or otherwise, arising out of, resulting from or relating to:

     (i) any inaccuracy or breach as of the Closing Date of any representation or warranty of Purchaser contained in this Agreement or any agreement, instrument or certificate delivered by Purchaser pursuant hereto and made at or as of the Closing Date or of any covenant or agreement of Purchaser contained in this Agreement or any such other agreement or instrument;

     (ii) any liability or obligation assumed by Purchaser (A) pursuant to Sections 7(a) and (b), and (B) any environmental liability or obligation for which it is responsible under the Environmental Agreement.

     (iii) any liability or obligation arising out of the ownership or operation of the 76 Assets or the Products Company from and after the Closing (other than Retained Liabilities as described in Section 22(a)(ii) above);

     (iv) any claim by any securityholder of Purchaser's securities based on any action taken or disclosure made or omitted by Purchaser (other than claims by such securityholders against Seller based on misstatements in information specifically provided by Seller for inclusion in a registration statement under the Securities Act of 1933, as amended, and so included with Seller's consent); or

     (v) any lien, penalty or interest imposed on Seller by any applicable assessment jurisdiction with respect to any property tax returns filed by Tosco or Tosco's Agent, or required to be so filed, with respect to the 76 Assets after the Closing.

     (c)  Third-Party  Claims.  If  any  action,   suit,   proceeding  or  claim
          --------------------
is commenced, or if any claim, demand or assessment is asserted, by a third party in respect of which any person entitled to be indemnified under this Agreement or any agreement or instrument delivered pursuant hereto (the "Indemnified Party") proposes to demand indemnification from the other person (the "Indemnifying Party") in connection herewith or therewith, the Indemnifying Party shall be given prompt notice thereof (a "Claim Notice"), together with copies of written information relating to such claims, and shall have the right to assume control of the defense, compromise or settlement thereof. Unless within 20 business days after such notice is given to the Indemnifying Party, the Indemnifying Party gives the Indemnified Party notice of its election to assume such control, the Indemnifying Party shall be deemed to have waived such right. If the Indemnifying Party does elect to assume such control, (i) its defense against the action, suit, proceeding or claim shall be conducted by the Indemnifying Party and its counsel at its expense in a manner reasonably satisfactory and effective to protect the Indemnified Party fully and (ii) the Indemnifying Party and its counsel will keep the Indemnified Party fully advised as to its conduct of such defense. If the Indemnifying Party shall undertake at any time to compromise any action, suit, proceeding or claim, it shall promptly notify the Indemnified Party of its intention to do so. The Indemnifying Party shall not enter into any compromise or settlement hereunder without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

         If the Indemnifying Party should not elect to assume control of the defense or should fail to defend against any such action, suit, proceeding or claim, or if it should fail to conduct such defense in a manner reasonably satisfactory and effective to protect the Indemnified Party fully, the Indemnified Party may assume control of the defense and, with the consent of the Indemnifying Party, which shall not be unreasonably withheld, settle the action, suit, proceeding or claim at the Indemnifying Party's expense.

         Notwithstanding the foregoing, each of the Indemnified Party and the Indemnifying Party shall have the right at all times to participate in the defense of any action, suit, proceeding, claims, demand or assessment hereunder with its own counsel and at its own expense.

     (d)  Damages.  For purposes  hereof,  "Damages"  shall mean any  liability,
          --------
obligation, cost, damage, fine, penalty, charge or expense, including reasonable legal fees and cost of defending any claim, to the extent not prohibited by law.

     23. Limitations of Liability.
         ------------------------

     (a) Subject to Section 23(b) hereof, with respect to any inaccuracy or breach of any representation or warranty made by Seller in this Agreement, or any other agreement, instrument or certificate delivered pursuant hereto, or any other breach or the nonperformance of Seller's covenants and agreements under this Agreement or such other agreements or instruments, Seller's maximum liability to Purchaser shall not exceed Seven Hundred Fifty Million Dollars ($750,000,000).

     (b) The limitation on Seller's liability set forth in Section 23(a) hereof shall not apply with respect to, and shall be in addition to, all costs related to Seller's environmental liabilities and obligations as provided for in the Environmental Agreement and Retained Liabilities.

     (c)  Each  claim   against   Seller   after  the   Closing  for  breach  of
representation or warranty shall be subject to a de minimus threshold of $350,000, and Purchaser shall be entitled to recover claims which are in excess of the de minimus threshold only to the extent the aggregate of such claims exceed $10 million.

     (d) Neither Seller nor Purchaser shall be liable for any special, punitive, exemplary, consequential or indirect damages, or for lost profits.

     (e) Seller's and Purchaser's representations and warranties in Section 13 and 14, respectively, and all liability with respect thereto, shall expire at Closing, except that the following shall expire on the listed anniversary of the Closing Date:

    First Anniversary:    13(i), 13(k), 13(o)
    Second Anniversary:   13(c), 13(d), 13(j), 13(l)(ii), 14(c), 14(d)
    Third Anniversary:    13(h), 13(q), 13(t), 14(g)
    Fifth Anniversary:    13(b), 13(e), 13(f), 13(l)(i), 13(p), 14(b), 14(f)
    No Expiration:        13(a), 13(s), 14(a)

     24. Records and Assistance.  (a) Notwithstanding Section 1(e), Seller shall
         ----------------------
have the right to make copies of any records of the Products Company for which it has, or may have, any business, technical or legal need, and Seller may have the original of any record for which it has a particular need; provided that Purchaser may make copies of any such records which Purchaser reasonably needs for the continuing operation of the Products Company. To the extent that those records, or any other information made available to Purchaser before or after the Closing, contain proprietary or confidential business, technical or legal information of Seller or its affiliates, Purchaser agrees to hold such records in confidence and limit their use to the 76 Assets or the operations of the Products Company.

     (b) Purchaser shall not destroy or otherwise dispose of any records acquired hereunder for a period of seven years (except as to tax records, for which the period shall be the time when the returns for the year in question become final) following the Closing Date, except upon 30 days' prior written notice to Seller, during which time Seller may elect to take such records and after which time Purchaser may destroy the same. During such seven-year period, Purchaser shall make such records available to Seller or its authorized representatives for any business, legal or technical need in a manner which does not unreasonably interfere with Purchaser's business operations. For a period of seven years from the Closing Date, Purchaser will also afford, and will cause its respective employees, agents, officers, directors, accountants and attorneys to afford to the employees, agents, representatives, accountants and attorneys of Seller, free and full access at all reasonable times to the assets, properties, books and records of Purchaser related to the Products Company that existed at or prior to the Closing Date, as Seller may from time to time request, for the purposes of responding to any governmental inquiry or any audit conducted by any government, including any governmental subdivisions, agencies and instrumentalities.

     (c) On reasonable notice, Purchaser shall permit (with appropriate recompense to Purchaser if the time is extensive and in a manner so as to minimize disruption) its employees who were former employees of Seller to participate on Seller's behalf in any pending or subsequent litigation or alternative dispute resolution proceeding on a matter concerning which such employee has knowledge, and Purchaser shall respect and uphold any attorney-client privilege or work product privilege that attaches to Seller's former employees and documents.

     25.  Access  to 76  Assets  After  Closing.  Purchaser  shall  afford  duly
          -------------------------------------
authorized representatives of Seller reasonable access to the facilities included in the 76 Assets with respect to any legal, technical or operational matter relating to Seller's obligations under this Agreement, or Seller's operation of the Products Company before Closing, including without limitation removal of any Excluded Assets, provided that Seller gives Purchaser reasonable
                                 --------
prior notice,  and provided  further that Seller's access does not  unreasonably
                   -----------------
interfere with Purchaser's normal operations. It is understood and agreed that Seller shall remove all Excluded Assets prior to the Closing, or, if necessary, as soon as practicable thereafter.

     26.   Inspections.   (a)  Seller  agrees  to  give  to  Purchaser  and  its
           -----------
representatives access during normal business hours to the facilities included in the 76 Assets and to permit Purchaser to make, or cause to be made, such investigations of such facilities and the operations of the Products Company considers necessary or advisable; provided that (i) Purchaser shall give
                                      --------
reasonable prior notice, (ii) such investigation shall not unreasonably interfere with normal operations of Seller, and (iii) Seller shall have the right to accompany Purchaser and its representatives during any such investigation at the facilities included in the 76 Assets. Seller also agrees to make available to Purchaser all such documents and copies of documents and information with respect to the 76 Assets and the operations of the Products Company as Purchaser from time to time may reasonably request.

     (b) In the event that the Closing contemplated by this Agreement shall not occur, none of the information received by Purchaser or its representatives in making such inspection or investigation shall at any time or in any manner be thereafter utilized by Purchaser or be disclosed by Purchaser to any other persons to the material detriment of Seller. Any written documents provided by Seller shall, upon Seller's written notice, be destroyed or returned. Notwithstanding the foregoing, Purchaser shall be free to utilize any such information in connection with the exercise of its rights for any breach of this Agreement by Seller.

     27. Operations of the Products Company and Actions.  Except as contemplated
         ----------------------------------------------
in, or provided for by, this Agreement or as required by any applicable law, from the date hereof until the Closing, Seller agrees and covenants that the 76 Assets shall be operated, and the operations of the Products Company shall be conducted, only in the ordinary course of business in material compliance with all laws and regulations. Without limiting the foregoing, Seller shall not (i) sell, mortgage, or otherwise transfer or convey any of the 76 Assets (other than Inventory, minor matters in the ordinary course of business and those transactions identified on Schedule 27), (ii) except in the ordinary course and consistent with past practice in the conduct of the operations of the Products Company, amend, modify, terminate or suspend any of operations of the Products Company (except in immaterial respects); or (iii) except in the ordinary course and consistent with past practice in the conduct of the operations of the Products Company, waive or relinquish any material right (except in immaterial respects) under any Contract, Permit or applicable law. Seller shall continue in the ordinary course (x) all scheduled major refinery turnarounds and tank work reasonably consistent in times and amounts with Attachment XXIII, (y) capital expenditures reasonably consistent in times and amounts with Attachment XXI, and
(z) its advertising program in the ordinary course. Seller may, subject to Purchaser's review and approval of specific plans, continue its program of transferring the 76 Assets to one or more of the Subsidiaries.

     28. Publicity.  At all times prior to the Closing,  neither party will make
         ---------
any press release or other public statement concerning this Agreement or the transactions contemplated hereby, or disclose the terms hereof or thereof to any third party, except upon mutual agreement, or as required by law or regulation, or in connection with any Permit application in furtherance of this Agreement, or as deemed necessary or appropriate. No public statement or third-party disclosure will be made without advance notice to the other party.

     29.  Employees  and  Benefits.   (a)  Purchaser  intends  to  give  special
          ------------------------
consideration to hiring current employees of Seller. Therefore, not later than December 31, 1996, Seller will furnish Purchaser with a complete and accurate list of the employees whose employment is related primarily to Seller's conduct of the operations ("Seller's Employees") as of the date hereof, and their current respective base salary or wage rate, as well as a list of Seller's Employees in management level positions to whom Seller will offer alternative employment. Not later than February 14, 1997, Purchaser shall designate to

Seller in writing the names of Seller's Employees to whom Purchaser has offered or to whom Purchaser intends to offer employment as of the Closing Date. Within 30 days after the Closing Date, Purchaser will provide Seller with a final list of all of Seller's Employees who accepted or rejected employment with Purchaser and in each case their applicable base salary or wage rate. Seller's Employees who accept employment with Purchaser as of the Closing Date or within 30 days after the Closing Date are referred to herein as the "New Hires."

     (b) The selection of the New Hires shall be entirely at the discretion of Purchaser and therefore Purchaser agrees to defend, indemnify and hold harmless Seller and its employees, officers and agents from any claims by Seller's employees regarding the selection process undertaken by Purchaser (including the provision by Seller of information in response to requests by Purchaser) and for employment actions as to New Hires occurring subsequent to the Closing Date, including Purchaser's alleged violations of Federal or State labor or anti-disclosure laws.

     (c) Purchaser assumes no obligations or liabilities with respect to any of Seller's existing employee benefit and pension plans, programs, agreements, arrangements or policies, whether or not subject to ERISA. Purchaser assumes no obligations or liabilities with respect to any existing collective bargaining agreement under which Seller is obligated. Purchaser understands that certain groups of Seller's Employees are currently represented by various unions for collective bargaining purposes. Seller shall give all necessary WARN Act notices and other notices to employees required of Seller by law or labor agreements as a result of the transactions contemplated hereby.

     (d) All obligations or liabilities whatsoever whether accruing before or after the Closing Date or at any time by reason of Seller (or any entity required to be aggregated with Seller pursuant to Section 414 of the Internal Revenue Code of 1986, as amended or Section 4001 of ERISA) contributing to, maintaining, discontinuing, terminating, or ceasing participation in or withdrawing from any employee benefit, welfare or pension plan or program, including without limitation, severance pay obligations accruing during such employee's employment by Seller, shall be and remain Seller's sole responsibility and obligation except as otherwise specifically provided herein.

     (e) Seller will make available to Purchaser a true and complete copy of (or a description of) each employee benefit plan as defined in section 3(93) of ERISA and each other employee benefit plan, arrangement, program or policy maintained or contributed to by Seller for Seller's Employees, including (without limitation) any arrangement providing for profit sharing, bonuses, fringe benefits and executive compensation. Seller has delivered to Purchaser a true and complete copy of each collective bargaining agreement pertaining to Seller's Employees.

     (f) Prior to the Closing Date, Seller shall make available to Purchaser true, correct and complete copies of all payroll and benefit records of New Hires necessary to effectuate such transfer of employment. Seller has obtained and maintained a Form I-9 for each Employee if required by law and, prior to the

Closing Date, Seller will afford Purchaser and its representatives reasonable access to Seller's employees and such documents of Seller as will allow Purchaser to verify this information with respect to New Hires.

     (g) Seller shall not increase the base salary or wage rate of any employee so as to render untrue the salary and wage information made available to Purchaser pursuant to Section 29(a), other than regularly scheduled increases, promotions in the normal course or pursuant to collective bargaining agreements.

     (h) If Purchaser terminates any of the New Hires within one year of the Closing Date for reasons other than misconduct, such employee shall be eligible for the Severance Benefits he or she would have been eligible for had Seller terminated such employee as of the Closing Date. "Severance Benefits" means the Unocal Termination Allowance Plan benefits, the salary or wage portion of the Unocal Employee Redeployment Program, tuition reimbursement up to $2500, outplacement assistance, and subsidized COBRA rates in accordance with terms of Seller's plans and programs as in effect on or before November 17, 1996.

     (i) Seller shall be responsible for paying any retention incentives and Severance Benefits with respect to Seller's Employees. Except for the subsidized COBRA rates, Seller shall also be responsible for paying the Severance Benefits of those covered under Section 29(h) above. However, Purchaser shall pay to Seller an amount equal to the sum of (A) 50% of the amount of retention incentives, plus (B) 50% of the amount of Severance Benefits paid by Seller pursuant to Section 29(h), plus (C) 50% of the amount of Severance Benefits paid by Seller pursuant to this Section 29(i) with respect to those employees who are not offered employment by Purchaser nor offered continued employment with Seller on or after the Closing Date, reduced by 50% (fifty percent) of any COBRA subsidy provided by Purchaser.

     (j) Seller will offer retiree medical coverage to those of the New Hires who were at least 55 years of age with 10 years of Service and who would have been eligible for retiree medical coverage as of the Closing Date or on their Normal Retirement Date in accordance with the terms of Seller's applicable plan as of the date any such employee shall elect said retiree medical coverage. Purchaser will not offer retiree medical coverage to said employees, but Purchaser shall offer retiree medical coverage to other New Hires on terms at least as favorable as apply to similarly situated employees of Purchaser.

     (k) Purchaser will recognize under its applicable retirement plans the New Hire's service recognized by Seller as of the Closing Date for purposes of eligibility, vesting, any waiting periods and benefit accruals, subject to an offset for any benefits payable under Seller's retirement plan. Purchaser shall recognize under its applicable retiree medical plan New Hire's service with Seller for purposes of eligibility and benefit accruals under such Purchaser plan, subject to Section 29(j) above. Purchaser shall recognize New Hire's service with Seller for purposes of eligibility and waiting periods under Purchaser employee welfare benefit plans (including without limitation 401(k) and other profit sharing plans) and for future vacation accruals under Purchaser's vacation plan or policy applicable to such New Hire.

     30. Transfer of Permits.  It shall be Purchaser's  responsibility to obtain
         -------------------
the issuance or transfer of all environmental and other Permits; provided, however, that Seller shall cooperate with any efforts of Purchaser to complete the actions required in connection with transferring or obtaining the issuance of all such Permits. During any interim between the Closing and the completion of the transfer or issuance of any such Permit in Purchaser's name, Seller agrees to provide Purchaser with the benefits of such Permit to the extent permitted by applicable law and provided Purchaser assumes all responsibilities and liabilities under any such Permit with respect to the period after Closing.

     31. Certain Tax Matters, Etc.
         ------------------------

     (a) Purchase Price Allocation. Purchaser and Seller hereby agree to attempt
         -------------------------
to allocate in good faith the purchase price paid for the 76 Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, among the properties and assets conveyed to Purchaser hereunder (including in the case of any subsidiary for which a Section 338(h)(10) is made pursuant to
Section 31(h) below, the assets of such subsidiary), and the parties agree to cooperate in good faith in the completion and filing of United States federal income tax Form 8594 in accordance with the price allocation. Such allocation shall also include an allocation of the Purchase Price to the Real Property for purposes of Sections 17(d) and 31(b). The parties further agree that they will report the tax consequences of the purchase and sale hereunder in a manner consistent with the price allocation, if one has been agreed upon, and that they will not take any position inconsistent therewith in connection with the filing of any Return.

     (b) Real Estate Transfer Fees. Purchaser shall pay any real estate transfer
         -------------------------
fee imposed on the consideration from conveyance of realty under this Agreement and shall be entitled to reimbursement therefrom from Seller or a credit against the Purchase Price.

     (c) Recording and Filing Fees. Purchaser shall pay any recording and filing
         -------------------------
fees  imposed  in   connection   with  the   conveyance  of  realty  under  this
Agreement.

     (d) Sales  and Use  Taxes.  Seller  shall pay all  applicable  sales  taxes
        -----------------------
imposed upon the sale of tangible personal property under this Agreement. It is understood by Seller and Purchaser that delivery of vessels shall take place outside of the State of California and Purchaser represents that said vessels shall not enter the State of California other than in interstate commerce and shall be used continuously in interstate commerce. It is further understood that the consideration for the sale of tangible personal property is exempt from California sales and use tax as a sale for resale as defined under California Sales and Use Tax Law, to the extent said tangible personal property is included in service station property leased to third parties or inventory. Purchaser shall issue a valid resale certificate with respect to all tangible personal property which is eligible for an exemption from any tax in any state as a sale for resale.

     (e)  Federal  and State  Taxes on  Inventory.  Taxes  with  respect  to the
          ---------------------------------------
Inventory shall be governed by Section II.S. of Attachment  IX.

     (f) Computer  Software  Programs.  The transfer of any prewritten  computer
         ----------------------------
software program pursuant to this Agreement shall, to the extent practicable, be by remote telecommunications from Seller's to Purchaser's computer and Purchaser shall not obtain possession of any tangible personal property, such as storage media, in any such transaction.

     (g)  Cooperation.  Seller and  Purchaser  will provide each other with such
          -----------
cooperation and information as each may reasonably request of the other with regard to the preparation and filing of Returns, or the conduct of an audit or other proceeding in respect of Taxes.

     (h) Section 338(h)(10)  Election.  To the extent that the 76 Assets include
         ----------------------------
the stock of any subsidiary corporation, Seller will join with Purchaser in making an election under Section 338(h)(10) of the Internal Revenue Code (and any corresponding elections under state, local, or foreign tax law) with respect to the purchase and sale of the stock of each subsidiary. Seller's return will reflect any tax attributable to the making of the election under Section 338(h)(10).

     (i) Property Taxes.  All ad valorem taxes,  real property  taxes,  personal
         --------------
property taxes, special assessments, direct assessments, general assessments and similar obligations (and any refunds, credits and the like) shall be apportioned as of the Closing Date between Seller and Purchaser, pursuant to Section 4. Any such tax, assessment or similar obligation with a payment delinquent date on or before the Closing Date shall be paid by Seller, and any such item with a payment delinquent date after the Closing Date shall be paid by Purchaser. To the extent that the payments differ from the apportionments required by Section 4, appropriate adjustments shall be made pursuant to Section 4. Seller shall file or cause to be filed all required reports and returns incident to such taxes which are due on or before the Closing Date, and Purchaser shall file or cause to be filed all required reports and returns incident to such taxes which are due after Closing Date. The obligation for filing reports and returns or payment of property taxes can be altered by the mutual agreement of Purchaser and Seller. Notwithstanding any other provision hereof, any Taxes which may be imposed by reason of the failure of a party to make a payment or file a report or Return as above provided (or as otherwise agreed) shall be solely the obligation of such party.

     (j)  Definitions. For the purposes of this Agreement:
          -----------

         "Returns" shall mean all federal, state, local, foreign or other governmental income and franchise returns and all sales, use, payroll, withholding and other tax returns, and "Non-Income Tax Returns" shall mean all such Returns other than net income tax returns; and

         "Taxes" shall mean any and all federal, state, local and foreign taxes, charges, fees, levies, imposts, assessments, withholdings, impositions, or other similar governmental charges and any interest, liens, additions to tax or penalties thereon.

     32. Bulk Sales.  Seller and Purchaser  agree to waive  compliance  with any
         ----------
applicable bulk sales laws.

     33.  Construction.  This  Agreement  shall be governed by and  construed in
          ------------
accordance with the laws of the State of California without giving effect to its conflicts-of-laws principles (other than any provisions thereof validating the choice of the laws of the State of California as the governing law).

     34. Entire  Agreement.  This  Agreement,  together with the Attachments and
         -----------------
Schedules hereto, and the agreements and instructions contemplated herein, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior or contemporaneous agreements relating to the subject matter hereof. In case of any conflict between the body of this Agreement and any such Attachment, Schedule, agreement or instrument, the terms of the body of this Agreement shall prevail.

     35. Assignment.  (a) Subject to Section 35(b),  hereof,  this Agreement may
         ----------
not be assigned in whole or in part without the prior written consent of the other party.

     (b) Seller and Purchaser may each assign this Agreement, in whole or in part, to one or more of their respective affiliates, upon prior notice to the non-assigning party; provided, that the non-assigning party may require as a
                       --------
condition of such assignment that the assigning party reasonably demonstrate and/or assure the assignee's financial and technical capability to perform its proposed obligations hereunder. Any attempted assignment of this Agreement in violation of this Section 35 shall be null and void. Notwithstanding the foregoing, Purchaser's obligation under the Escrow Agreement and the Shareholders Agreement may not be assigned.

     (c) This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns, except that any such assignment shall not relieve the assigning party of its obligations hereunder. This Agreement is not intended to, and does not create, any rights in any third parties.

     36.  Further  Assurances.  Each  of the  parties  hereto  shall  take  such
          -------------------
additional action, and shall cooperate with one another, as may be reasonably necessary to effectuate the terms of this Agreement and any agreement or instrument delivered pursuant hereto, including effecting the working transfer of the 76 Assets and the operations of the Products Company to Purchaser.

     37. Payments. (a) Unless otherwise specified herein, any payment to be made
        ----------
hereunder shall be made in U.S. dollars by wire transfer of immediately available funds, without discount or deduction, or by such other means as the parties may agree.

     (b) Any amount not paid by either party when due hereunder shall bear interest from the date upon which payment was due through the date of payment at a rate equal to one percent (1%) above the prime rate of interest as announced by Chase Manhattan Bank N.A. in New York City from time to time.

     38.  Notices.  (a) All  notices,  requests,  demands,  consents  and  other
          -------
communications required or permitted to be given or made hereunder shall be deemed to have been duly given or made if delivered personally, or sent by overnight courier delivery or by telecopy or similar facsimile transmission (and confirmed in writing thereafter), or mailed by prepaid registered or certified mail, return receipt requested, to the other party at the respective address set forth below (or to such other address as a party shall designate for itself by written notice given or made in accordance herewith):

            (i)   if to Seller, to it at:

                  UNOCAL Corporation
                  2141 Rosecrans Avenue, Suite 4000
                  El Segundo, California 90245

                  Attn:    Neal E. Schmale,
                                    Chief Financial Officer
                                    (310) 726-7621 (Phone)
                                    (310) 726-7806 (Fax)

                  cc:      Dennis P.R. Codon, Esq.
                                    General Counsel
                                    (310) 726-7651
                                    (310) 726-7815 (Fax)

             (ii) if to Purchaser, to it at:

                  Tosco Corporation
                  72 Cummings Point Road
                  Stamford, Connecticut 06902

                  Attn:    Wilkes McClave III, Esq.
                                    General Counsel
                                    (203) 977-1005 (Phone)
                                    (203) 964-3187 (Fax)


     (b) Any notice, request or other communication hereunder shall be deemed delivered and given or made on the seventh business day after the date of mailing, if mailed by registered or certified mail, or on the first business day after the date of transmittal, if sent by courier delivery or by telecopy or similar facsimile transmission (and confirmed in writing thereafter), or on the first business day after the date of delivery, if delivered personally.

     39.   Counterparts.   This  Agreement  may  be  executed  in  one  or  more
           ------------
counterparts, each of which shall be deemed to be an original instrument.

     40.  Waiver.  It is agreed that any party to this Agreement may extend time
          ------
for performance by any other party hereto or waive the performance of any obligation of any other party hereto or waive any inaccuracies in the representations and warranties of any other party, but any such waiver shall be in writing, unless a non-written waiver is expressly permitted, and shall not constitute or be construed as a waiver of any other obligation, condition, representation or warranty under this Agreement.

     41.  Amendments.  This  Agreement  cannot be altered,  amended,  changed or
          ----------
modified in any respect or particular unless each such alteration, amendment, change or modification shall have been agreed to by each of the parties hereto and reduced to writing in its entirety and signed and delivered by each party.

     42. Time of  Essence.  Time is of the  essence in the  performance  of each
         ----------------
covenant and agreement of this Agreement.

     43. Independent Decisions.  Purchaser has made its own independent judgment
         ---------------------
of the commercial potential, condition and usefulness of the 76 Assets, taking into consideration all current environmental laws and requirements and the likelihood that such laws and requirements will change in the future. Purchaser has such knowledge and experience in business and financial affairs in general, and of the oil refining business as conducted and regulated in California in particular, as to be capable of evaluating the merits and risks of purchasing the 76 Assets, taking into account the accuracy of the representations and warranties contained in Section 13 hereof, and also the accuracy of the information provided to Purchaser during the due diligence period.

     44. Glossary. As used in this Agreement (or, if so indicated,  with respect
         --------
to particular Sections hereof), the following terms have the meanings defined for such terms in the Sections set forth below:


   Term                                                   Section
   ----                                                   -------
   76 Assets .............................................1(a)
   Assignment and Assumption .............................10(b)(ii)
   Audited Financial Statements ..........................13(t)
   Base Purchase Price ...................................3(a)
   Bill of Sale ..........................................10(b)(ii)
   Claim Notice ..........................................22(c)
   Closing ...............................................10(a)
   Closing Date ..........................................10(a)
   COBRA coverage ........................................7(c)(iii)
   Consent ...............................................13(c)
   Contracts .............................................1(a)
   Damages .............................................. 22(d)
   Deed(s) .............................................. 10(b)(i)
   Environmental Agreement .............................. 15
   Environmental Laws ................................... 15
   Equipment ............................................ 1(a)
   ERISA ................................................ 7(c)(iii)
   Escrow ............................................... 5(a)
   Escrow Agent ......................................... 5(a)
   Escrow Agreement ..................................... 5(a)
   Excluded Assets ...................................... 2
   GAAP ................................................. 13(t)
   Indemnified Party .................................... 22(c)

   Term                                                   Section
   ----                                                   -------
   Indemnifying Party ................................... 22(c)
   Improvements ......................................... 1(a)
   Insurable ............................................ 17(d)
   Intellectual Property ................................ 1(a)
   Intellectual Property Agreement ...................... 8(a)
   Inventory ............................................ 1(a)
   Market Price ......................................... 5(a)
   Market Value ......................................... 5(a)
   Material Loss Event (Section 19 only) ................ 19(a)
   Material Contract .................................... 13(k)(iii)
   New Hires ............................................ 29(a)
   Non-Income Tax Returns ............................... 31(j)
   Participation Payment Agreement ...................... 3(c)
   Permits .............................................. 13(c)
   Permitted Exceptions ................................. 1(b)
   Pipelines ............................................ 1(a)
   PMPA ................................................. 7(b)(i)
   Products Company ..................................... Recitals
   Purchase Price ....................................... 3
   Purchaser ............................................ Recitals
   Purchaser Services ................................... 8(b)(i)
   Purchaser Services Agreement(s) ...................... 8(b)(i)
   Purchaser's Agreements ............................... 18(b)(ii)
   Real Property ........................................ 1(a)
   Release of Hazardous Substances ...................... 15
   Reported Encumbrance ................................. 17(b)
   Retained Liabilities ................................. 7(c)
   Returns .............................................. 31(j)

   Term                                                   Section
   ----                                                   -------

   Self-Amortizing Notes ................................ 1(g)
   Seller ............................................... Recitals
   Seller Services ...................................... 8(b)(ii)
   Seller Services Agreement(s) ......................... 8(b)(ii)
   Seller's Agreements .................................. 18(a)(ii)
   Seller's Employees ................................... 29(a)
   Severance Benefits ................................... 29(h)
   Shared Software License Agreement .................... 2(b)
   Shareholder Agreement ................................ 5(a)
   Shares ............................................... 5(a)
   Subsidiaries ......................................... 1(a)
   Survey ............................................... 17(a)
   Taxes ................................................ 31(j)
   Vessels .............................................. 1(a)
   WARN ................................................. 7(c)(iii)
   Withdrawal Area ...................................... 7(b)(ii)

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first written above.

ATTEST:                            UNION OIL COMPANY OF CALIFORNIA

 /s/ Joseph A. Householder       By:  /s/ Roger C. Breach
---------------------------           --------------------
JOSEPH A. HOUSEHOLDER                 ROGER C. BEACH
Vice President, Tax                   Chairman and Chief Executive Officer



ATTEST                             TOSCO CORPORATION

 /s/ Wilkes McClave III          By:  /s/ Thomas D. O'Malley
---------------------------           --------------------
WILKES MCCLAVE III                    THOMAS D. O'MALLEY
Senior Vice President                 Chairman and Chief Executive Officer
and General Counsel